Exhibit 99.(h)(1)

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TRANSFER AGENCY SERVICES AGREEMENT

     THIS AGREEMENT is made as of January 28, 2009 by and between PNC GLOBAL INVESTMENT SERVICING (U.S.) INC., a Massachusetts corporation (“PNC”), and Third Avenue Trust, a Delaware Business Trust (the “Fund”). Capitalized terms not otherwise defined shall have the meanings set forth in Appendix A.

Background

     A. The Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”).

     B. The Fund wishes to retain PNC to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to its investment portfolios listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time by mutual agreement of the parties in accordance with this Agreement (each a “Portfolio”), and PNC wishes to furnish such services.

Terms

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree to the statements made in the preceding paragraphs and as follows:

1. Appointment. The Fund hereby appoints PNC to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to the Fund in accordance with the terms set forth in this Agreement. PNC accepts such appointment and agrees to furnish such services. PNC shall be under no duty to take any action hereunder on behalf of the Fund or any Portfolio except as specifically set forth herein or as may be specifically agreed to by PNC and the Fund in a written amendment hereto. PNC shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third party service providers engaged by the Fund or by any other third party service provider to the Fund.

2. Instructions.

     (a) Unless otherwise provided in this Agreement, PNC shall act only upon Oral Instructions or Written Instructions.

     (b) PNC shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by PNC to be an Authorized Person) pursuant to this Agreement. PNC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund’s Board of Trustees or of the Fund’s shareholders, unless and until PNC receives Written Instructions to the contrary.

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     (c) The Fund agrees to forward to PNC Written Instructions confirming Oral Instructions so that PNC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PNC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PNC’s ability to rely upon such Oral Instructions.

3. Right to Receive Advice.

     (a) Advice of the Fund. If PNC is in doubt as to any action it should or should not take, PNC may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

     (b) Advice of Counsel. If PNC shall be in doubt as to any question of law pertaining to any action it should or should not take, PNC may request advice from counsel of its own choosing and at its own expense (who may be counsel for the Fund, the Fund’s investment adviser or PNC, at the option of PNC).

     (c) Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PNC receives from the Fund, and the advice it receives from counsel, PNC may rely upon and follow the advice of its counsel.

     (d) No Obligation to Seek Advice. Nothing in this section shall be construed so as to impose an obligation upon PNC (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions.

4. Records; Visits. The books and records pertaining to the Fund, which are in the possession or under the control of PNC, shall be the property of the Fund. The Fund and Authorized Persons shall have access to such books and records at all times during PNC’s normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by PNC to the Fund or to an Authorized Person, at the Fund’s expense.

5. Confidentiality.

     (a) Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”). Confidential Information shall include:

(i) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the

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Fund or PNC, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

(ii) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PNC a competitive advantage over its competitors;

(iii) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and

(iv) anything designated as confidential.

     (b) Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it:

(i) is already known to the receiving party at the time it is obtained, provided, however, that such information was not subject to a duty of confidentiality when it was received by such party;

(ii) is or becomes publicly known or available through no wrongful act of the receiving party;

(iii) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality;

(iv) is released by the protected party to a third party without restriction;

(v) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law, provided that the receiving party promptly notifies the disclosing party, to the extent such notice is permitted, of any such request so that disclosing party may seek an appropriate protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement;

(vi) is relevant to the defense of any claim or cause of action asserted against the receiving party; provided, however, that, prior to the use of such information, the receiving party shall obtain the written consent of the disclosing party, which consent shall not be unreasonably withheld;

(vii) is Fund information provided by PNC in connection with an independent third party compliance or other review; provided, however, that the third party to

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whom the information is disclosed be subject to a duty of confidentiality substantially similar to that contained in this Agreement;

(viii) is reasonably necessary for PNC to release such information in connection with the provision of services under this Agreement; or

(ix) has been or is independently developed or obtained by the receiving party.

     (c) The provisions of this Section 5 shall survive termination of this Agreement for a period of three (3) years after such termination.

6. Cooperation with Accountants. PNC shall cooperate with the Fund’s independent public accountants and shall take all reasonable actions in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

7. PNC System. PNC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PNC in connection with the services provided by PNC to the Fund. Notwithstanding the foregoing, the parties acknowledge the Fund shall retain all ownership rights in Fund data which resides on the PNC System; provided however, that any Confidential Information provided by the Fund in accordance with this Agreement shall remain the property of the Fund.

8. Disaster Recovery. PNC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PNC shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions and inform the Fund promptly of any such service interruptions. PNC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PNC’s own intentional misconduct, bad faith, gross negligence or reckless disregard of its duties or obligations under this Agreement.

9. Compensation.

     (a) As compensation for services rendered by PNC during the term of this Agreement, the Fund will pay to PNC a fee or fees as may be agreed to from time to time in writing by the Fund and PNC. In addition, the Fund agrees to pay, and will be billed separately in arrears for, reasonable expenses incurred by PNC in the performance of its duties hereunder.

     (b) PNC shall establish certain cash management accounts (“Service Accounts”) required to provide services under this Agreement. The Fund acknowledges (i) PNC may receive investment earnings from sweeping the funds in such Service Accounts into investment accounts including, but not limited, investment accounts maintained at an affiliate or client of PNC; (ii)

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balance credits earned with respect to the amounts in such Service Accounts (“Balance Credits”) will be used to offset the banking service fees imposed by the cash management service provider (the “Banking Service Fees”); (iii) PNC shall retain the full amount of interest earned up to 10% of the overall transfer agent revenue target which will be agreed between both PNC and the Fund in advance of each new calendar year. Such revenue target will be reviewed at the end of each calendar year for final settlement. With respect to revenue in excess of the initial 10%, the Fund and PNC shall split such amounts equally; (iv) Balance Credits will be calculated and applied toward the Fund’s Banking Service Fees regardless of the Service Account balance sweep described in Sub-Section (i); and (v) PNC may use the services of third-party vendors in connection with the issuance of redemption and distribution checks and, notwithstanding subsection (iii) of this Section 9(b), shall retain any benefits obtained from any arrangements with such vendors, including any commission or return on float paid to it by any such vendors; provided that any such benefits shall be disclosed on the certificate discussed in Section 9(c) below. PNC shall use reasonable commercial efforts to minimize any float benefits incurred hereunder.

     (c) Within 60 days of the end of each calendar year PNC shall furnish to the Fund a certificate in the form of Exhibit B which such exhibit is hereby incorporated by reference into this Agreement and made a part hereof (each such furnished certificate being a “Certificate”). The Fund acknowledges that the information contained in a Certificate (the “Certified Information”) is Confidential Information and agrees that (i) the Certified Information and the Certificate is furnished solely for use by the Board of Trustees and Officers of the Fund to review PNC’s compensation and to ascertain PNC’s compliance with Section 9(b)(ii), and (ii) the Certified Information will be held in the strictest confidence, with access accordingly restricted, and may not be otherwise used or disclosed except upon the prior written consent of PNC, except that, without such prior written consent, (A) disclosure may be made as required by law, legal or regulatory process or regulatory examination, and (B) the legal advisors and auditors to the Fund may access and use the Certified Information on a need to know basis for purposes of assisting the Board of Trustees and Officers in making the determination with respect to Section 9(b) and in complying with disclosure requirements referred to in clause (A) above.

     (d) The undersigned hereby represents and warrants to PNC that the terms of this Agreement the have been fully disclosed to the Board of Trustees of the Fund and that, if required by applicable law, such Board of has approved or will approve the terms of this Agreement. Further, the undersigned hereby represents and warrants to PNC that there are no fees and expenses associated with this Agreement, and no benefits accruing to PNC or to the adviser or sponsor to the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by PNC to such adviser or sponsor or any affiliate of the Fund relating to the Agreement that require disclosure to the Board of Trustees.

     (e) Notwithstanding the limitation of liability provisions of this Agreement or the termination of this Agreement, the Fund shall remain responsible for paying to PNC the fees set forth in the applicable fee letter.

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10. Standard of Care/Limitation of Liability.

     (a) Subject to the terms of this Section 10, PNC shall be liable to the Fund (or any person or entity claiming through the Fund) for damages only to the extent caused by PNC’s own intentional misconduct, bad faith, gross negligence or reckless disregard of its duties under this Agreement (“Standard of Care”). In the absence of a finding to the contrary, the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Shares shall be presumed not to have been a failure of PNC to meet its Standard of Care.

     (b) PNC shall not be liable for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; national emergencies; public enemy; war; terrorism; riot; fire; flood; catastrophe; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; non-performance by a third party; failure of the mails; or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above. Notwithstanding the foregoing, if a party is unable to perform hereunder due to one of the events listed in this section, such party will use reasonable commercial efforts to notify the other party of its inability to perform and will use reasonable commercial efforts to recommence performance as soon as practicable.

     (c) PNC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PNC reasonably believes to be genuine. PNC shall not be liable for any damages that are caused by actions or omissions taken by PNC in accordance with Written Instructions or advice of counsel. PNC shall not be liable for any damages arising out of any action or omission to act by any prior service provider of the Fund or for any failure to discover any such error or omission.

     (d) Neither party nor its affiliates shall be liable for any consequential, incidental, exemplary, punitive, special or indirect damages, whether or not the likelihood of such damages was known by such party or its affiliates.

     (e) No party may assert a cause of action against PNC or any of its affiliates that allegedly occurred more than 12 months immediately prior to the filing of the suit (or, if applicable, commencement of arbitration proceedings) alleging such cause of action; provided that the foregoing shall not bar a party from asserting a cause of action if the incident giving rise to such cause of action could not have been reasonably identified until after the expiration of the 12 month period.

     (f) Each party shall have a duty to mitigate damages for which the other party may become responsible.

     (g) This Section 10 shall survive termination of this Agreement.

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11. Indemnification. Absent PNC’s failure to meet its Standard of Care (defined in Section 10 above), the Fund agrees to indemnify, defend and hold harmless PNC and its affiliates and their respective directors, trustees, officers, agents and employees from all claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses (including reasonable attorneys’ fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) arising directly or indirectly from: (a) an act or omission of the Fund, a Fund contractor or subcontractor in connection with providing services to the Fund or a predecessor service provider; and (b) any action taken or omitted to be taken by PNC in connection with the provision of services to the Fund.

Absent the Fund’s intentional misconduct, bad faith, gross negligence or reckless disregard of its duties under this Agreement, PNC agrees to indemnify, defend and hold harmless the Fund and its affiliates and their respective directors, trustees, officers, agents and employees from all claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses (including reasonable attorneys’ fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) arising in connection with the provision of services hereunder.

In any instance in which one party (the “Indemnifying Party”) may be asked to indemnify or hold the other party (the “Indemnified Party”) harmless, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation in which it believes presents or appears likely to present a claim for indemnification against the Indemnified Party (although the failure to do so shall not prevent recovery by the Indemnified Party) and shall keep the Indemnifying Party reasonably advised with respect to developments concerning the situation. The Indemnifying Party shall have the option to defend the Indemnified Party against any claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such Claim. The Indemnified Party will not admit wrongdoing or make any compromise in any case in which Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party’s prior consent. This Section 11 shall survive termination of this Agreement.

12. Description of Services.

     (a) Services Provided on an Ongoing Basis, If Applicable.

(i) Maintain shareholder registrations;

(ii) Review new applications and correspond with shareholders to complete or correct information;

(iii) Direct payment processing of checks or wires;

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(iv) Prepare and certify shareholder lists in conjunction with proxy solicitations;

(v) Countersign share certificates;

(vi) Prepare and mail to shareholders confirmation of activity;

(vii) Provide toll-free lines for direct shareholder use, plus customer liaison staff for on-line inquiry response;

(viii) Mail duplicate confirmations to broker-dealers of their clients’ activity, whether executed through the broker-dealer or directly with PNC;

(ix) Provide periodic shareholder lists and statistics to the Fund;

(x) Provide detailed data for underwriter/broker confirmations;

(xi) Prepare periodic mailing of year-end tax and statement information;

(xii) Notify on a timely basis the investment adviser, accounting agent, and custodian of Share activity;

(xiii) Perform other participating broker-dealer shareholder services as may be agreed upon from time to time;

(xiv) Accept and post daily Share purchases and redemptions;

(xv) Accept, post and perform shareholder transfers and exchanges;

(xvi) Issue and cancel certificates (when requested in writing by the shareholder); and

(xvii) Perform certain administrative and ministerial duties relating to opening, maintaining and processing transactions for shareholders or financial intermediaries that trade shares through the NSCC.

     (b) Purchase of Shares. PNC shall issue and credit an account of an investor, in the manner described in the Fund’s prospectus, once it receives:

(i) A purchase order in completed proper form;

(ii) Proper information to establish a shareholder account; and

(iii) Confirmation of receipt or crediting of funds for such order to the Fund’s custodian.

     (c) Redemption of Shares. PNC shall process requests to redeem Shares as follows:

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(i) All requests to transfer or redeem Shares and payment therefor shall be made in accordance with the Fund’s prospectus, when the shareholder tenders Shares in proper form, accompanied by such documents as PNC reasonably may deem necessary.

(ii) PNC reserves the right to refuse to transfer or redeem Shares until it is satisfied that the endorsement on the instructions is valid and genuine and that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to process transfers or redemptions which PNC, in its good judgment, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or redemption.

(iii) When Shares are redeemed, PNC shall deliver to the Fund’s custodian (the “Custodian”) and the Fund or its designee a notification setting forth the number of Shares redeemed. Such redeemed Shares shall be reflected on appropriate accounts maintained by PNC reflecting outstanding Shares of the Fund and Shares attributed to individual accounts.

(iv) PNC shall, upon receipt of the monies provided to it by the Custodian for the redemption of Shares, pay such monies as are received from the Custodian, all in accordance with the procedures established from time to time between PNC and the Fund.

(v) When a broker-dealer notifies PNC of a redemption desired by a customer, and the Custodian provides PNC with funds, PNC shall prepare and send the redemption check to the broker-dealer and made payable to the broker-dealer on behalf of its customer, unless otherwise instructed in writing by the broker-dealer.

(vi) PNC shall not process or effect any redemption requests with respect to Shares of the Fund after receipt by PNC or its agent of notification of the suspension of the determination of the net asset value of the Fund.

(vii) PNC shall calculate and collect, but solely with respect to direct shareholder accounts, any redemption fees applicable to a Portfolio in accordance with the Portfolio’s then current prospectus and shall remit such fees to the appropriate Portfolio as soon as practicable after collection. For purposes of clarification, PNC shall have no duty whatsoever under this Section 12(c)(vii) to calculate or collect redemption fees with respect to transactions in any account for which PNC has received notification in writing that the Fund has waived this duty for PNC.

     (d) Dividends and Distributions. Upon resolution of the Fund’s Board of Trustees declaring and authorizing the payment of a dividend or other distribution and receipt by PNC of Written Instructions, PNC shall issue Shares in payment of the dividend or distribution, or, upon shareholder election, pay such dividend or distribution in cash, if provided for in the Fund’s prospectus. Such issuance or payment, as well as payments upon redemption as described in

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sub-section (c) above, shall be made after deduction and payment of any and all amounts required to be withheld in accordance with any applicable tax laws or other laws, rules or regulations. PNC shall mail to the Fund’s shareholders such tax forms and other information, or permissible substitute notice, relating to dividends and distributions paid by the Fund as are required to be filed and mailed by applicable law, rule or regulation. Upon Written Instructions, PNC shall prepare and deliver written statements required to be issued pursuant to Section 19(a) of the 1940 Act. PNC shall prepare, maintain and file with the IRS and other appropriate taxing authorities reports relating to all dividends by the Fund paid to its shareholders (above threshold amounts stipulated by applicable law) as required by tax or other laws, rules or regulations.

     (e) Shareholder Account Services. PNC may arrange, in accordance with the prospectus:

(i) for issuance of Shares obtained through:

(A) Any pre-authorized check plan; and

(B) Direct purchases through broker wire orders, checks and applications.

(ii) for a shareholder’s:

(A) Exchange of Shares for shares of another fund with which the Fund has exchange privileges;

(B) Automatic redemption from an account where that shareholder participates in an automatic redemption plan; and/or

(C) Redemption of Shares from an account with a checkwriting privilege.

     (f) Communications to Shareholders. Upon timely Written Instructions, PNC shall mail all communications by the Fund to its shareholders, including:

(i) Reports to shareholders;

(ii) Confirmations of purchases and sales of Fund shares;

(iii) Monthly or quarterly statements;

(iv) Dividend and distribution notices; and

(v) Tax form information.

     (g) Records. PNC shall maintain records of the accounts for each shareholder showing the following information:

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(i) Name, address and United States Tax Identification or Social Security number;

(ii) Number and class of Shares held and number and class of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;

(iii) Historical information regarding the account of each shareholder, including dividends and distributions paid and the date and price for all transactions on a shareholder’s account;

(iv) Any stop or restraining order placed against a shareholder’s account;

(v) Any correspondence relating to the current maintenance of a shareholder’s account;

(vi) Information with respect to withholdings; and

(vii) Any information required in order for PNC to perform any calculations required by this Agreement.

     (h) Lost or Stolen Certificates. PNC shall place a stop notice against any certificate reported to be lost or stolen and comply with all applicable federal regulatory requirements for reporting such loss or alleged misappropriation. A new certificate shall be registered and issued only upon:

(i) The shareholder’s pledge of a lost instrument bond or such other appropriate indemnity bond issued by a surety company approved by PNC; and

(ii) Completion of a release and indemnification agreement signed by the shareholder to protect PNC and its affiliates.

     (i) Shareholder Inspection of Stock Records. Upon a request from any Fund shareholder to inspect stock records, PNC will notify the Fund and the Fund will issue instructions granting or denying each such request. Unless PNC has acted contrary to the Fund’s instructions, the Fund agrees to and does hereby release PNC from any liability for refusal of permission for a particular shareholder to inspect the Fund’s stock records.

     (j) Withdrawal of Shares and Cancellation of Certificates. Upon receipt of Written Instructions, PNC shall cancel outstanding certificates surrendered by the Fund to reduce the total amount of outstanding shares by the number of shares surrendered by the Fund.

     (k) Lost Shareholders. PNC shall perform such services as are required in order to comply with Rule 17Ad-17 of the 1934 Act (the “Lost Shareholder Rule”), including, but not limited to, those set forth below. PNC may, in its sole discretion, use the services of a third party to perform some of or all such services; provided however that any third party will be held to a substantially similar Standard of Care and duty to protect Confidential Information as set forth herein.

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(i) documentation of search policies and procedures;

(ii) execution of required searches;

(iii) tracking results and maintaining data sufficient to comply with the Lost Shareholder Rule; and

(iv) preparation and submission of data required under the Lost Shareholder Rule.

Notwithstanding the foregoing, PNC shall have no duty or obligation under this Section 12(k) to perform any services described in this Section 12(k) on any shareholder accounts which are broker-controlled accounts or omnibus accounts or are accounts which otherwise contain insufficient information to permit PNC to identify and depict “RPO” status or otherwise perform the described services for persons holding through such accounts. Except as set forth above, PNC shall have no responsibility for any escheatment services.

     (l) Retirement Plans and Educational Savings Accounts.

(i) In connection with Traditional, SEP, Roth, and SIMPLE individual retirement accounts (“IRA accounts”), 403(b)(7) custodial accounts, money purchase and profit sharing plans and Single Participant “k” plan accounts (“Qualified Plans”) (collectively, the “Retirement Plans”) and Coverdell educational savings accounts (“ESA Accounts”) all within the meaning of Section 408, 403(b)(7), 401, and 530 of the Internal Revenue Code of 1986, as amended (the “Code”) sponsored by the Fund for which contributions of the Fund’s shareholders (the “Participants”) are invested solely in Shares of the Fund, PNC shall provide the following administrative services:

(A) Establish a record of types and reasons for distributions (i.e., attainment of age 59-1/2, disability, death, return of excess contributions, etc.);

(B) Record method of distribution requested and/or made;

(C) Receive and process designation of beneficiary forms requests;

(D) Examine and process requests for direct transfers between custodians/trustees; transfer and pay over to the successor assets in the account and records pertaining thereto as requested;

(E) Prepare any annual reports or returns required to be prepared and/or filed by a custodian of a Retirement Plan and ESA Accounts, including, but not limited to, an annual fair market value report, Forms 1099R and 5498; and file same with the Internal Revenue Service and provide same to Participant/Beneficiary, as applicable; and

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(F) Perform applicable federal and state withholding and send Participants/Beneficiaries an annual TEFRA notice regarding required federal and state tax withholding.

(ii) PNC shall arrange for PNC Trust Company to serve as custodian for the Retirement Plans sponsored by the Fund.

(iii) With respect to the Retirement Plans, PNC shall provide the Fund with the associated Retirement Plan documents for use by the Fund and PNC shall be responsible for the maintenance of such documents in compliance with all applicable provisions of the Code and the regulations promulgated thereunder.

13. Privacy. Each party hereto acknowledges and agrees that, subject to the reuse and re-disclosure provisions of Regulation S-P, 17 CFR Part 248.11, it shall not disclose the non-public personal information of investors in the Fund obtained under this Agreement, except as necessary to carry out the services set forth in this Agreement or as otherwise permitted by law or regulation.

14. Anti-Money Laundering.

     (a) Anti-Money Laundering Services. PNC has in place programs to ensure compliance with Section 352 of the USA PATRIOT Act and 31 CFR § 103.130 dealing with anti-money laundering (“AML”) programs, Section 326 of the USA PATRIOT Act dealing with Customer Identification Programs (“CIP”), Office of Foreign Asset Control (“OFAC”) economic sanctions programs, 31 CFR § 103.15 dealing with the filing of Suspicious Activity Reports (“SARs”), preparation and filing of Internal Revenue Service (“IRS”)/Financial Crimes Enforcement Network (“FinCEN”) Form 8300 filings and required notices, responding to FinCEN Section 314(a) Information Requests, Section 312 of the USA PATRIOT Act requirements to establish and implement a due diligence program for “foreign financial institution” accounts, Section 311 of the USA PATRIOT Act requirements related to primary money laundering concerns (“PMLCs”), and the program of The Financial Action Task Force (“FATF”) related to non-cooperative countries or territories (“NCCT’s”). PNC has agreed to assist the Fund in meeting its compliance with Section 352 of the USA PATRIOT Act, Section 326 of the USA PATRIOT Act and 31 CFR § 103.130 dealing with AML programs, dealing with CIP, compliance with 31 CFR § 103.15 dealing with the filing of SARs, in complying with OFAC economic sanctions programs, with respect to preparing and filing IRS/FinCEN filings and notices, responding to FinCEN Section 314(a) Information Requests, compliance with Section 312 of the USA PATRIOT Act dealing with due diligence for “foreign financial institution” accounts, compliance with Section 311 of the USA PATRIOT Act dealing with PMLCs, and the FATF’s NCCT program as set forth herein.

(i) Section 352 of the USA PATRIOT Act and 31 CFR § 103.15. With respect to assisting the Fund in its compliance with Section 352 of the USA PATRIOT Act and 31 CFR § 103.15, PNC shall:

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(a) establish and implement written internal policies, procedures and controls reasonably designed to ensure compliance by the Fund and its service providers with applicable Bank Secrecy Act (“BSA”) regulatory requirements and to help prevent the Fund from engaging in criminal activity including money laundering or assisting in terrorist financing;

(b) provide for independent compliance testing, by an employee who is not responsible for the operation of PNC’s AML program, or alternatively by an outside party, of PNC’s established anti-money laundering policies and procedures employed on behalf of the Fund;

(c) designate a person or persons responsible for implementing and monitoring the operation and internal controls of PNC’s AML program established on behalf of the Fund; and

(d) provide ongoing training of PNC personnel relating to compliance with BSA requirements and the prevention of money-laundering and terrorist financing activity on behalf of the Fund.

(ii) Section 352 of the USA PATRIOT Act. With respect to its assistance to the Fund under Section 352 of the USA PATRIOT Act, PNC shall, upon the reasonable request of the Fund, provide to the Fund:

(a) copy of PNC’s written AML policies and procedures (it being understood such information is to be considered confidential and treated as such and afforded all protections provided to confidential information under this Agreement);

(b) at the option of PNC, either a copy of a written assessment or report prepared by the party performing the independent testing for compliance, or a summary thereof, or a certification that the findings of the independent party are satisfactory; and

(c) a summary of the AML training provided for appropriate personnel. PNC agrees to permit inspections relating to its AML program by governmental departments or regulatory agencies with appropriate jurisdiction and to make available to examiners such information and records relating to its AML program as such examiners shall reasonably request.

(iii) Section 326 of the USA PATRIOT Act. With respect to assisting the Fund in its compliance with Section 326 of the USA PATRIOT Act, PNC will undertake the following:

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(a) Implement procedures under which new accounts in the Fund will not be opened unless PNC has obtained the name, date of birth (for natural persons only), address and government-issued identification number (collectively, the “Data Elements”) for each corresponding New Customer (“New Customer”) (as “Customer” is defined in 31 CFR § 103.131); the same procedures will be put in place for non-U.S. natural persons to provide sufficient information to reasonably verify the identity of the customer;

(b) Use the collected Data Elements to attempt to reasonably verify the identity of each New Customer promptly before, or within a reasonable time after, each corresponding new account is opened. Methods may consist of non-documentary methods (for which PNC may use unaffiliated information vendors to assist with such verifications) and documentary methods (as permitted by 31 CFR §103.131), and may include procedures under which PNC personnel perform enhanced due diligence to verify the identities of Customers the identities of whom were not successfully verified through the first-level (which will typically be reliance on results obtained from an information vendor) verification process(es) or for higher risk customers;

(c) Record the Data Elements and maintain records relating to verification of new Customers consistent with 31 CFR §103.131(b)(3); and

(d) Regularly report to the Fund about measures taken under (a) and (b) above and report of account opening with respect to any account PNC has been unable to verify so that the Fund may decide whether to undertake additional verification or close the account.

(e) Notwithstanding anything to the contrary, and without expanding the scope of the express language above, PNC will not be required to collect the Data Elements for (or verify) prospective New Customers (or accounts) beyond the requirements of relevant regulations (for example, PNC will not verify Customers opening accounts through NSCC, if applicable), and PNC will not be required to perform any task that need not be performed for the Fund to be in compliance with relevant regulations.

(iv) OFAC Obligations. To assist the Fund in complying with any OFAC obligations with respect to accounts of New Customers and existing investors in the Funds, PNC checks account registration information against:

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(a) the OFAC List of Specially Designated Nationals and other economic sanctions lists administered by OFAC;

(b) the list of Blocked Countries administered by OFAC; and

(c) or any other economic sanctions programs administered by OFAC.

If PNC confirms the authenticity of any resulting match against the lists and programs in (a)-(c) above, it will promptly contact OFAC, notify the Fund and will assist the Fund in taking appropriate steps to block any transaction or attempted transaction involving the customer involved.

(v) SAR Filings. To assist the Fund in complying with 31 CFR § 103.15 with respect to the filing of SARs, unless prohibited by applicable law, PNC agrees that it will refer suspicious activity to the Fund to assist with the Fund’s Suspicious Activity Reporting obligations. Notwithstanding the foregoing, the Fund agrees that PNC reserves the sole discretion to independently contact law enforcement or file a SAR as part of its own suspicious activity reporting obligations and further reserves the sole discretion to independently file a SAR on its own behalf if it deems it appropriate.

(vi) Form 8300 Services. PNC will use reasonable efforts to monitor and track cash, currency and cash equivalents (as defined by the applicable regulations) received on behalf of the Fund to assist the Fund to comply with the requirements of IRC Reg. §1-6050I-1(c)(1)(ii). The Fund acknowledges that it does not accept cash for any transaction. In the event PNC receives cash, PNC will return the cash to the sender and record both the receipt and return of the cash. PNC shall review records of cash received, and will notify the Fund and proper authorities if items exceed mandated thresholds. The receipt of cash equivalents is recorded regardless of whether the cash equivalent is accepted or rejected by a client for purchase of shares. PNC AML Analysts shall review cash and cash equivalent receipt records to determine whether the criteria for filing an IRS Form 8300 and/or a suspicious activity report may be met. If applicable, PNC shall deliver an IRS Form 8300 and/or suspicious activity referral to the Fund.

(vii) FinCEN Requests Under USA PATRIOT Act Section 314(a). The Fund hereby engages PNC to undertake reviews, in response to FinCEN Section 314(a) Information Requests received by the Fund and transmitted to PNC, of the Fund’s records of accounts and transactions that PNC maintains on behalf of the Fund. The Fund recognizes that it is responsible under applicable regulations for responding to Section 314(a) Information

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Requests. Nonetheless, unless otherwise instructed by the Fund, PNC will conduct a search pursuant to the Section 314(a) request which will be limited to current accounts, accounts maintained by a named customer during the preceding 12 months, and transactions conducted by or on behalf of or with a named customer during the preceding six months. When a potential FinCEN Section 314(a) Information Request match (first and last name or tax identification number) results from PNC’s established Section 314(a) review procedures, the match will be referred to the Fund for reporting to FinCEN, as the Fund may determine to be appropriate. In addition, for accounts where both the name and social security number match, the match will be reviewed according to PNC’s established CIP exception processing procedures. If the account match is confirmed using these CIP exception processing procedures, PNC will refer the match to the Fund for reporting to FinCEN, as the Fund may determine to be appropriate .

(viii) Legal Process. The Fund hereby engages PNC to assist the Fund in complying with legal process which is defined to include civil and criminal subpoenas, civil or criminal seizure orders and IRS civil or criminal notices including notices of lien or levy by reviewing, in its discretion, customer account activity. While the Fund will respond directly and produce the information requested, PNC will review the process, and in its discretion customer account activity, to determine if potentially suspicious activity has occurred. To the extent such activity is discovered, PNC will refer the activity to the Fund for further analysis. The Fund hereby agrees to provide any such legal process to PNC within 14 days of its receipt.

(ix) Section 312 Foreign Financial Institution Special Due Diligence. (a) To help the Fund comply with its requirements to establish and implement a due diligence program for “foreign financial institution” accounts (which the Fund is required to have under regulations issued under Section 312 of the USA PATRIOT Act), PNC will do the following:

(i) Implement and operate a due diligence program that includes appropriate, specific, risk-based policies, procedures and controls that are reasonably designed to enable the Fund to detect and report, on an ongoing basis, any known or suspected money laundering activity conducted through or involving any correspondent account established, maintained, administered or managed by the Fund for a “foreign financial institution” (as defined in 31 CFR 103.175(h))(“Foreign Financial Institution”);

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(ii) Conduct due diligence to identify and detect any Foreign Financial Institution accounts in connection with new accounts and account maintenance;

(iii) Assess the money laundering risk presented by such Foreign Financial Institution account, based on a consideration of all appropriate relevant factors (as generally outlined in 31 CFR 103.176), and assign a risk category to each Foreign Financial Institution account;

(iv) Apply risk-based procedures and controls to each such Foreign Financial Institution account reasonably designed to detect and report known or suspected money laundering activity, including a periodic review of the Foreign Financial Institution account activity sufficient to determine consistency with information obtained about the type, purpose and anticipated activity of the account;

(v) Include procedures to be followed in circumstances in which the appropriate due diligence cannot be performed with respect to a Foreign Financial Institution account;

(vi) Adopt and operate enhanced due diligence policies for certain Foreign Financial Institution accounts as generally outlined in 31 CFR 103.176 and consistent with the applicability dates set forth in the regulation;

(vii) Record due diligence program and maintain due diligence records relating to Foreign Financial Institution accounts; and

(viii) Report to the Fund about measures taken under (i)-(vii) above.

(b) Notwithstanding anything to the contrary, and without expanding the scope of the express language above, PNC need not complete a due diligence beyond the requirements of the relevant regulations and PNC need not perform any task that need not be performed for the Fund to be in compliance with relevant regulation.

(c) Without limiting or expanding the foregoing, the parties agree the provisions herein do not apply to Section 326 of the USA PATRIOT Act (or other sections other than Section 312) or regulations promulgated thereunder. This Agreement specifically excludes private bank account provisions of Section 312 of the USA PATRIOT Act.

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(x) Section 311 PMLCs. The Fund hereby engages PNC to assist the Fund in complying with its obligations relating to Section 311 of the USA PATRIOT Act, which authorizes the Secretary of the Treasury of the United States to designate a foreign jurisdiction, institution, class of transactions, or type of account as a PMLC, and to invoke certain defined special measures against these PMLCs. PNC’s process includes the detection of direct and indirect access to client’s funds by a PMLC and the delivery of 311 notices to shareholders, as may be required by regulations under Section 311. In addition, PNC AML Analysts shall conduct a suspicious activity review of accounts related to the PMLC designations. If suspicious activity is detected, PNC shall deliver a suspicious activity referral to the Fund

(xi) FATF NCCT Matching. PNC employs the same automated shareholder/alternate payee record extract and matching process described in the subsection entitled “OFAC Obligations”, above, to detect records that potentially match the list of FATF NCCTs. Potential matches are reviewed by PNC AML Analysts to determine whether they can be eliminated as false positives or classified as confirmed matches. Accounts that are confirmed matches to the FATF NCCT list are reviewed to determine whether suspicious activity may have occurred in those accounts. If suspicious activity is detected, PNC shall deliver a suspicious activity referral to the Fund.

(xii) Information Available Upon Request. PNC shall take all reasonable action in the performance of its duties under this Agreement to make any information reasonably requested by the Fund available to the Fund, its Authorized Persons and/or any duly authorized representatives of the Fund (as designated in writing by the Fund to PNC) at the expense of the Fund (it being understood that such information is to be considered confidential and treated as such and afforded all protections provided to Confidential Information under this Agreement).

(xiii) Assistance to PNC. In connection with services provided by PNC to the Fund, the Fund will provide, or reasonably cooperate and assist PNC in obtaining, such information and documentation as PNC may reasonably request (it being understood that such information is to be considered confidential and treated as such and afforded all protections provided to Confidential Information under this Agreement).

(xiv) Scope of Duties. The Fund acknowledges and agrees that in accepting the delegation hereunder, PNC is agreeing to perform only those duties that have been expressly delegated in this Section, as may be amended from time to time by the parties, and is not undertaking and shall not be responsible for any other aspect of the Fund’s AML program or for the

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overall compliance by the Fund with the USA PATRIOT Act or for any other matters that have not been delegated hereunder.

15. Red Flag Services.

     (a) Upon the final effective date for compliance with Red Flags Requirements (as defined below), PNC agrees to provide the Fund with the “Red Flag Services”, which is hereby defined to mean the following services:

(i) PNC will maintain written controls reasonably designed to detect the occurrence of Red Flags (as defined below) in connection with (i) account opening and other account activities and transactions conducted directly through PNC with respect to Direct Accounts (as defined below), and (ii) transactions effected directly through PNC by Covered Persons (as defined below) in Covered Accounts (as defined below). Such controls, as they may be revised from time to time hereunder, are referred to herein as the “Controls”. Solely for purposes of the this Section 15, the capitalized terms below will have the respective meaning ascribed to each:

(A) “Red Flag” means a pattern, practice, or specific activity or a combination of patterns, practices or specific activities which may indicate the possible existence of Identity Theft (as defined below) affecting a Registered Owner (as defined below) or a Covered Person.

(B) “Identity Theft” means a fraud committed or attempted using the identifying information of another person without authority.

(C) “Registered Owner” means a natural person who is the owner of record of a Direct Account on the books and records of the Fund maintained by PNC as registrar of the Fund (the “Fund Registry” ).

(D) “Covered Person” means a natural person who is the owner of record of a Covered Account on the Fund Registry.

(E) “Direct Account” means an account holding Fund shares established directly with and through PNC by a natural person as a registered account on the Fund Registry and through which the owner of record has the ability to directly conduct account and transactional activity with and through PNC.

(F) “Covered Account” means an account holding Fund shares established by a financial intermediary for a natural person as the owner of record on the Fund Registry and through which such owner of record has the ability to conduct transactions in Fund shares directly with and through PNC.

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(ii) PNC will provide the Fund with a printed copy of or Internet viewing access to the Controls.

(iii) PNC will notify the Fund of Red Flags which it detects and reasonably determines to indicate a significant risk of Identity Theft to a Registered Holder (“Possible Identity Theft”) and assist the Fund in determining the appropriate response of the Fund to the Possible Identity Theft.

(iv) PNC will (A) engage an independent auditing firm or other similar firm of independent examiners to conduct an annual testing of the Controls and issue a report on the results of the testing (the “Audit Report” ), and (B) furnish a copy of the Audit Report to the Fund; and

(v) Upon Fund request, issue a certification in a form determined to be appropriate by PNC in its reasonable discretion, certifying to PNC’s continuing compliance with the Controls after the date of the most recent Audit Report.

     (b) The Fund agrees it is responsible for complying with the Red Flag Requirements (as defined below), for determining the applicability of Section 114 of the Fair and Accurate Credit Transaction Act of 2003 and regulations promulgated thereunder by the Federal Trade Commission (the “Red Flag Requirements”) to the Fund and the extent to which the Red Flag Services assist the Fund in complying with the Red Flag Requirements, and for furnishing any supplementation or augmentation to the Red Flag Services it determines to be appropriate, and that PNC has given no advice and makes no representations with respect to such matters. This Section 15 shall not be interpreted in any manner which imposes a duty on PNC to act on behalf of the Fund or otherwise, including any duty to take any action upon the occurrence of a Red Flag, other than as expressly provided for in this Section 15. The Controls and the Red Flag Services may be changed at any time and from time to time by PNC in its reasonable sole discretion to include commercially reasonable provisions appropriate to the Red Flag Requirements, as they may be constituted from time to time. The Fund shall be obligated to pay, and PNC shall be entitled to receive, the fee for Red Flag Services as established by PNC from time to time by written notice. Other than the initial fee which shall be payable as of the Effective Date, the Fund shall be obligated to pay any revised fee commencing thirty (30) days after the Fund’s receipt of such written notice. The Fund’s sole remedy in the event it does not agree to a revised fee is to terminate the Red Flag Services.

16. Duration and Termination.

     (a) This Agreement shall be effective on the date first written above and unless terminated pursuant to its terms shall continue for a period of one (1) year (the “Initial Term”).

     (b) Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year (“Renewal Terms”) each, unless the Fund or PNC provides written notice to the other of its intent not to renew. Such notice must be received not less than ninety (90) days prior to the expiration of the Initial Term or the then current Renewal Term.

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     (c) In the event of termination, all reasonable expenses associated with movement of records and materials and conversion thereof to a successor transfer agent will be borne by the Fund and paid to PNC prior to any such conversion.

     (d) If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a “Defaulting Party”) the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

     (e) Notwithstanding anything contained in this Agreement to the contrary, if in connection with a Change in Control the Fund gives notice to PNC terminating it as the provider of any of the services hereunder or if the Fund otherwise terminates this Agreement before the expiration of the then-current Initial or Renewal Term (“Early Termination”):

(i) PNC shall, if requested by the Fund, make a good faith effort to facilitate a conversion to the Fund’s successor service provider; provided that PNC does not guarantee that it will be able to effect a conversion on the date(s) requested by the Fund.

(ii) Before the effective date of the Early Termination, the Fund shall pay to PNC an amount equal to all fees and other amounts (“Early Termination Fee”) calculated as if PNC were to provide all services hereunder until the expiration of the then-current Initial or Renewal Term. The Early Termination Fee shall be calculated using the average of the monthly fees and other amounts due to PNC under this Agreement during the last three calendar months before the date of the notice of Early Termination (or if not given the date it should have been given).

(iii) The Fund expressly acknowledges and agrees that the Early Termination Fee is not a penalty but reasonable compensation to PNC for the termination of services before the expiration of the then-current Initial or Renewal Term.

(iv) For purposes of Section 16(e),“Change in Control” means a merger, consolidation, adoption, acquisition, change in control, re-structuring, or reorganization of or any other similar occurrence involving the Fund or any affiliate of the Fund.

(v) If the Fund gives notice of Early Termination after expiration of the specified notice period to terminate this Agreement in the ordinary course at the end of the then-current Initial or Renewal Term, the references above to “expiration of the then-current Initial or Renewal Term” shall be deemed to mean

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“expiration of the Renewal Term immediately following the then-current Initial or Renewal Term.”

(vi) If any of the Fund’s assets serviced by PNC under this Agreement are removed from the coverage of this Agreement (“Removed Assets”) and are subsequently serviced by another service provider (including the Fund or an affiliate of the Fund): (i) the Fund will be deemed to have caused an Early Termination with respect to such Removed Assets as of the day immediately preceding the first such removal of assets; and, (ii) at, PNC’s option, either (a) the Fund will also be deemed to have caused an Early Termination with respect to all non-Removed Assets as of a date selected by PNC, or (b) this Agreement will remain in full force and effect with respect to all non-Removed Assets.

     (f) Notwithstanding anything contained in this Agreement to the contrary, the Fund shall have the right to terminate this Agreement upon 30 days’ written notice in the event of a merger, consolidation, adoption, acquisition, change in control, re-structuring, or reorganization of or any other similar occurrence involving PNC; provided, however, that the Fund shall not have the right to terminate this Agreement pursuant to this Section 16(f) in the event that such transaction involves an affiliate of PNC.

17. Policies and Procedures. The parties acknowledge that the services described in and to be provided under this Agreement involve processes, actions, functions, instructions, consents, choices, the exercise of rights or performance of obligations, communications and other components, both internal to PNC and interactive between the parties, necessitated or made appropriate by business or by legal or regulatory considerations, or both, that in most cases are far too numerous and minutely detailed to expressly include in this Agreement and that, accordingly, the parties agree that PNC shall perform the services provided for in this Agreement in accordance with the written policies, procedures, manuals, documentation and other operational guidelines of PNC governing the services in effect at the time the services are performed (“written procedures” for purposes of this Section 17) and that such written procedures are expressly intended to supplement the description of services provided for herein, but that the express terms of this Agreement will always prevail in any conflict with PNC’s written procedures.

18. Notices.

     (a) Notices shall be addressed (a) if to PNC, as follows: PNC Global Investment Servicing Inc., 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President, with a copy to PNC Global Investment Servicing Inc., 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: Senior Counsel – TA & SubAccounting (or such other address or addressee as PNC may inform the Fund in writing); (b) if to the Fund, at 622 Third Avenue, 32nd Floor, New York, NY 10017, Attention: General Counsel(or such other address as the Fund may inform PNC in writing) or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party.

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     (b) Notices shall be delivered: by hand (personal delivery by the Authorized Person to addressee); private messenger, with signature of recipient; U.S. Postal Service (with return receipt or other delivery verification provided); overnight national courier service, with signature of recipient, tested telegram, cable, telex or facsimile sending device providing for automatic confirmation of receipt. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately upon receipt. If notice is sent by any other permitted means, it shall be deemed to have been given on the day it is received by the receiving party.

19. Amendments. This Agreement, or any term thereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought; provided, however, Exhibit A may be amended only by a writing signed by both parties hereto, PNC shall have no duties, responsibilities or liabilities with respect to an investment portfolio of the Fund not listed on the Exhibit A dated January 28, 2009 unless and until PNC shall enter into an amendment to Exhibit A containing such portfolio, and PNC may for valid business reasons decline to accept some or all of the duties, responsibilities and liabilities hereunder with respect to additional portfolios.

20. Delegation; Assignment. PNC may assign its rights and delegate its duties hereunder to any majority-owned direct or indirect subsidiary of PNC or of The PNC Financial Services Group, Inc., provided that PNC gives the Fund thirty (30) days’ prior written notice of such assignment or delegation. To the extent required by the rules and regulations of the NSCC and in order for PNC to perform the NSCC-related services, the Fund agrees that PNC may delegate its duties to any affiliate of PNC that is a member of the NSCC.

21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

23. Miscellaneous.

     (a) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

     (b) Non-Solicitation. During the term of this Agreement and for one year thereafter, the Fund shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of PNC’s employees, and the Fund shall cause the Fund’s sponsor and the Fund’s affiliates to not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of PNC’s employees. To “knowingly” solicit, recruit or hire within the meaning of this provision does not

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include, and therefore does not prohibit, solicitation, recruitment or hiring of a PNC employee by the Fund, the Fund’s sponsor or an affiliate of the Fund if the PNC employee was identified by such entity solely as a result of the PNC employee’s response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.

     (c) No Changes that Materially Affect Obligations. Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of PNC hereunder without the prior written approval of PNC, which approval shall not be unreasonably withheld or delayed. The scope of services to be provided by PNC under this Agreement shall not be materially increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Fund, unless the parties hereto expressly agree in writing to any such increase.

     (d) Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

     (e) Information. The Fund will provide such information and documentation as PNC may reasonably request in connection with services provided by PNC to the Fund.

     (f) Governing Law. This Agreement shall be deemed to be a contract made in New York and governed by New York law, without regard to principles of conflicts of law.

     (g) Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     (h) Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as may be explicitly stated in this Agreement, (i) this Agreement is not for the benefit of any other person or entity and (ii) there shall be no third party beneficiaries hereof.

     (i) No Representations or Warranties. PNC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

     (j) Facsimile Signatures; Counterparts. This Agreement may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this Agreement or of executed signature pages to this Agreement by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and

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delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Agreement.

     (k) Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PNC’s affiliates are financial institutions, and PNC may, as a matter of policy, request (or may have already requested) the Fund’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. PNC may also ask (and may have already asked) for additional identifying information, and PNC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PNC GLOBAL INVESTMENT		THIRD AVENUE TRUST
SERVICING INC.

By:	/s/ Michael Denofrio	By:	/s/ Vincent J. Dugan
Name:	Michael Denofrio	Name:	Vincent J. Dugan
Title:	Executive Vice President	Title:	Chief Financial Officer
Senior Managing Director

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EXHIBIT A

(Dated: January 28, 2009)

     THIS EXHIBIT A is Exhibit A to that certain Transfer Agency Services Agreement dated as of January 28, 2009, between PNC Global Investment Servicing Inc. and Third Avenue Trust.

Portfolios

Fund Name	CUSIP	Ticker
Third Avenue Value Fund	884116104	TAVFX
Third Avenue Small-Cap Value Fund	884116203	TASCX
Third Avenue Real Estate Value Fund	884116401	TAREX
Third Avenue International Value Fund	884116500	TAVIX

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Exhibit B

Form of Annual Certification

Third Avenue Management LLC
622 Third Avenue 32nd Fl
New York, NY 10017

Re: The Third Avenue Funds

Dear [         ]:

PNC Global Investment Servicing Inc. (“PNC”) provides certain transfer agency services to Third Avenue Trust (the “Fund”) pursuant to a Transfer Agency Agreement, dated [ ], 2008 (the “Agreement”). We are providing this letter to you and the Board of Trustees of the Fund (the “Board”) in order to provide full annual disclosure of our compensation arrangements surrounding Cash Management Services as outlined in Section 8 of the Agreement.

PNC’s Income Statement regarding Cash Management Services for the twelve months ending December 31, 200, PNC is as follows:

Income
IPS Commission	$00,000.00
Money Market Investment Income	$00,000.00
IPS Fees Paid by the Fund	$00,000.00

Expenses
Funding Expense	$00,000.00
IPS Fees and bank Fees net Earnings Credits	$00,000.00

Net Income	$00,000.00

Other Compensation received by PNC as part of services provided to the Fund:		$00,000.00

This letter is intended for your use and the use of the Board and you are the only entities that may rely on this letter. Your use of this letter is subject to your agreement not to disclose the contents of this letter to any other person or entity, provided that you may disclose the contents of this letter (i) to management of the fund (provided they agree not to further disclose such information) or (ii) as may be required by law, court order or regulatory request (provided you request confidential treatment of this letter, if available).

Sincerely,
[                ]
Vice President & Treasurer
PNC Global Investment Servicing, Inc.

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APPENDIX A

Definitions

As used in this Agreement:

(a)	“1933 Act” means the Securities Act of 1933, as amended.

(b)	“1934 Act” means the Securities Exchange Act of 1934, as amended.

(c)

“Authorized Person” means any officer of the Fund and any other person duly authorized by the Fund in a manner reasonably satisfactory to PNC to give Oral Instructions or Written Instructions on behalf of the Fund. An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

(d)

“Oral Instructions” means oral instructions received by PNC from an Authorized Person or from a person reasonably believed by PNC to be an Authorized Person. PNC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

(e)	“SEC” means the Securities and Exchange Commission.

(f)	“Securities Laws” means the 1933 Act, the 1934 Act and the 1940 Act.

(g)	“Shares” means the shares of beneficial interest of any series or class of the Fund.

(h)

“Written Instructions” means (i) written instructions signed by an Authorized Person (or a person reasonably believed by PNC to be an Authorized Person), addressed to and received by PNC, and delivered by hand (personally delivery by the Authorized Person), private messenger, U.S. Postal Service, overnight national courier service, tested telegram, cable, telex or facsimile sending device providing for automatic confirmation of receipt, or (ii) trade instructions transmitted to and received by PNC by means of an electronic transaction reporting system which requires use of a password or other authorized identifier in order to gain access.